CUSTODY AGREEMENT

           THIS CUSTODY AGREEMENT is made by and between ND HOLDINGS INC (herein Owner) and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, (herein Custodian), on day this day of .

           WHEREAS, the Owner desires to engage the services of the Custodian to act on its behalf in providing custodial services for certain assets under the Owner's management.

           WHEREAS, the Custodian is willing to act as Owner's custodian to provide these services for the Owner.

           NOW, THEREFORE, the parties hereto agree as follows:

           1. SERVICES TO BE PROVIDED BY CUSTODIAN. The Custodian shall:

                     a. Open and maintain a custody account in the name of the Owner and uphold in such account all cash and securities initially deposited plus any additional cash and securities that may be received from time to time for the account.

                     b. Act upon written direction from the Owner or from one or more investment managers duly appointed in writing by the Owner.

                     c. Settle securities transactions for the account with brokers or others in accordance with the Owner's or investment manager's written direction.

                     d. Issue advices to Owner duly appointed investment managers setting forth particulars of purchases, sales receipts, deliveries and principal collection.

                     e. Be responsible for the collection of all investment income relating to the assets in the account.

                     f. Present for payment all maturing securities or any securities called for redemption and collect proceeds therefrom.

                     g. Deliver cash or securities in such manner as the Owner may direct in writing.

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                     h.        Deliver proxy materials for securities held in
                               the account as the Owner may direct in writing.


















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     2. POWERS OF THE CUSTODIAN. The Custodian is authorized and empowered to:

                     a. Hold assets in the nominee selected by the Custodian or such other nominee name as the Owner may direct in writing.

                     b. Employ agents other than persons on its regular payroll and delegate to them such ministerial and other nondiscretionary duties as it sees fit and to rely upon such information furnished by such agents.

                     c. Make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any other instruments that may be necessary or appropriate to carry out the custodianship duties and powers.

           3. REPORTS. Custodian shall furnish to Owner a monthly statement of account reflecting an inventory of assets in the account, all activity during the previous month, and a market value for the assets of the account. The Custodian will furnish such other reports as the Owners may reasonably request, including reports to the Owner's accountants or other examiners as may be necessary.

           4. FEES. Custodian shall receive compensation as set forth in Schedule A attached to this Agreement as amended from time to time by the parties. Custodian shall also be reimbursed by the Owner for its out-of-pocket expenses during the reasonable performance of the Custodian's duties herein.

           5. AUTHORIZED PERSONS. The Owner and each duly appointed investment manager shall furnish a list to the Custodian (and from time to time whenever there are changes therein) of persons authorized to act on behalf of the Owner or such investment manager for the purpose of transmitting instructions to the Custodian concerning the assets in the account. The Custodian shall be entitled to rely on the oral advice as confirmed in writing or written advice of such persons.

           6. AMENDMENT AND TERMINATION. This Agreement may be amended by written agreement of the parties at any time. This Agreement shall continue in effect unless or until terminated by either party upon 30 days written notice to the other party. Upon termination, all securities held in the account shall be delivered by the Custodian to the Owner or in accordance with the Owner's written instruction. Any fees remaining outstanding and balances owing to the Custodian may be withheld from the assets delivered to the Owner or under the Owner's direction.

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           7.        INDEMNIFICATION. Owner hereby agrees to indemnify and hold
                     Custodian Harmless from and against any and all claims, liabilities and expenses (including attorney's fees), which Custodian may incur by reason of its acting as Custodian under this Agreement. Notwithstanding the foregoing, it is specifically understood and agreed that in the event Custodian has committed negligence or malfeasance in the exercise of its responsibilities hereunder, the indemnification provisions of this Agreement shall not apply.















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           8.        NOTICES. Notices to the Owner shall be directed and mailed as follows: ND HOLDINGS INC. ONE NORTH MAIN STREET
                     ATTENTION: MR. BRENT WHEELER MINOT, ND 58703

                     Notices to the Custodian shall be directed and mailed as follows:

                     Wells Fargo Bank Minnesota, N.A.
                     Midwest Plaza, West Tower
                     MAC: N9310-060
                     801 Nicollet Mall, Suite 700
                     Minneapolis, MN 55479
                     Attn: Scott R. Rice

           9. INSPECTION PRIVILEGES. The books, records, documents, accounting procedures and practices of the Custodian relevant to this Agreement are subject to examination by the Owner.

          10. GOVERNING LAW. This Agreement and all transactions hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Minnesota.

            11. PRIVACY AND CONFIDENTIALITY. Owner's proprietary rights in the account information will be protected at all times:

                     a. Custodian will not share Owner's account information with outside companies for the purpose of selling their products and services to you.

                     b. Custodian will only disclose information about Owner to outside companies retained by Custodian to assist it in providing services under the Agreement to Owner, such as the preparation and mailing of Owner's account statements. When employing any such outside companies, Custodian will make certain they are prohibited from using Owner's information in any other way.

                     c. Custodian will only share information about Owner among the affiliated banks and nonbank subsidiaries of Wells Fargo in order to provide servicing on Owner's account. Custodian will not otherwise disclose information about Owner to other affiliates of Wells Fargo unless Owner directs Custodian to do so.

                     d. Custodian will maintain security standards and procedures designed to protect the privacy of Owner's account information. Custodian will continue to test and update its technology in order to achieve the maximum degree of information protection.

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           12. EFFECTIVE DATE. This Agreement shall be effective , 2001.


           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

           OWNER
           ND HOLDINGS INC.

           By
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           Its
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           CUSTODIAN
           Wells Fargo Bank Minnesota, National Association

           By
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           Its
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                                   SCHEDULE A

                                ND HOLDINGS INC.
                    WELLS FARGO INSTITUTIONAL TRUST & CUSTODY
               Annual Pricing Schedule Effective October 15, 2001


           ANNUAL ACCOUNT SAFEKEEPING FEES:

                     Per Account Fee                            $1,000.00

                     Domestic Administration                       0.0001


           ANNUAL TRANSACTION CHARGES:

                     Domestic Depository Settlement                $10.00

                     Fed Wire Charge / Check Issuance              $10.00

                     Repetitive Internal ACH                       Waived

                        Future/Option Settlements $15.00

                     Physical Settlements                          $25.00

                     Mutual Fund Settlements                       $15.00

                     On-Line Access (WellsNet TPR)              $2,600.00


           PRICING NOTES:

           This pricing schedule is strictly confidential and for the above referenced client.

           This pricing schedule is good for 90 days and will be reviewed after six months of billable activity.

           Fees are calculated and billed through account analysis on a quarterly basis.

           The pricing schedule is for domestic depository assets only.

           There is no charge for the collection and posting of interest income and dividends.







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           This pricing schedule is based on the information provided by ND
           Holdings Inc. to Wells Fargo Bank Minnesota. Material changes in the portfolio and/or portfolio activity will warrant a review and potential adjustment of this pricing schedule.




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